Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:
                     Votes for   Votes withheld
Liaquat Ahamed        84,903,952 3,897,626
Ravi Akhoury          84,783,331 4,018,247
Barbara M. Baumann    85,444,847 3,356,730
Jameson A. Baxter     85,356,431 3,445,147
Charles B. Curtis     85,260,643 3,540,935
Robert J. Darretta    85,369,801 3,431,777
Katinka Domotorffy    85,111,948 3,689,629
John A. Hill          85,322,465 3,479,112
Paul L. Joskow        85,277,912 3,523,665
Kenneth R. Leibler    85,312,945 3,488,633
Robert E. Patterson   85,401,044 3,400,533
George Putnam, III    85,369,021 3,432,556
Robert L. Reynolds    85,375,086 3,426,491
W. Thomas Stephens    85,317,931 3,483,646

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker Non votes
65,318,044  2,536,401      4,134,435    16,812,698

All tabulations are rounded to the nearest whole number.

At the meeting, a proposal to adopt an Amended and Restated
Declaration of Trust was adjourned. The final shareholder meeting on this proposal has not been held.